Exhibit 21.1

Subsidiaries of the Registrant

State or Other Jurisdiction of
Name of Subsidiary *	Incorporation or Organization
Second Sight Medical Products (Switzerland) Sàrl (Switzerland)	Switzerland

*	The subsidiaries of the Registrant do not do business under any name other than as listed above.